EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

Dated as of May 19, 2022

between

VARIOUS ENTITIES LISTED ON SCHEDULE I,
as the Originators

and

WORTHINGTON RECEIVABLES COMPANY, LLC

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THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of May 19, 2022, is entered into between VARIOUS ENTITIES LISTED ON SCHEDULE I (each, an “Originator”; and collectively, “Originators”), and WORTHINGTON RECEIVABLES COMPANY, LLC, a Delaware limited liability company (the “Company”).

DEFINITIONS

Unless otherwise indicated herein, capitalized terms used and not otherwise defined in this Agreement are defined in Article I of to the Receivables Financing Agreement of even date herewith (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Financing Agreement”) among the Company, as the Borrower; Worthington Industries, Inc. (individually, “Worthington”), as the initial Servicer; the Persons from time to time party thereto as Lenders; PNC Capital Markets LLC, as Structuring Agent; and PNC Bank, National Association, as the Administrator.  All references herein to months are to calendar months unless otherwise expressly indicated.

1. The Company is a special purpose limited liability company, all of the issued and outstanding membership interests of which are owned by The Worthington Steel Company, an Ohio corporation (the “Contributing Originator”);

2. The Originators generate Receivables in the ordinary course of their businesses;

3. The Originators, in order to finance their respective businesses, wish to sell and/or, in the case of the Contributing Originator, contribute Receivables and the Related Rights to the Company, and the Company is willing to purchase and/or accept such Receivables and the Related Rights from the Originators, on the terms and subject to the conditions set forth herein;

4. The Originators and the Company intend each such transaction to be a true sale and/or, in the case of the Contributing Originator, an absolute contribution and conveyance of Receivables and the Related Rights by each Originator to the Company, providing the Company with the full benefits of ownership of the Receivables, and the Originators and the Company do not intend the transactions hereunder to be characterized as a loan from the Company to any Originator;

5. The Company intends to pledge the Receivables and Related Rights to the Administrator pursuant to the Receivables Financing Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
AGREEMENT TO PURCHASE AND SELL

SECTION 1.1Agreement To Purchase and Sell.  On the terms and subject to the conditions set forth in this Agreement, each Originator, severally and for itself, agrees to sell to the Company, and the Company agrees to purchase from such Originator, from time to time on or after the Closing Date, but before the Purchase and Sale Termination Date, all of such Originator’s right, title and interest in and to:

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(a)each Receivable of such Originator that existed and was owing to such Originator at the closing of such Originator’s business on April 30, 2022 (the “Cut-off Date”) other than Receivables contributed pursuant to Section 1.6 (the “Contributed Receivables”);

(b)each Receivable generated by such Originator from and including the Cut-off Date to and including the Purchase and Sale Termination Date;

(c)all rights to, but not the obligations of such Originator under all Related Security;

(d)all letter of credit rights, other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(e)all rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(f)all monies due or to become due to such Originator with respect to any of the foregoing;

(g)all books and records of such Originator related to any of the foregoing, and all Transaction Documents to which such Originator is a party, together with all rights (but not obligations) of such Originator thereunder; and

(h)all collections and other proceeds and products of any of the foregoing (as defined in the applicable UCC) that are or were received by such Originator on or after the Cut-off Date, including, without limitation, all funds which either are received by such Originator, the Company or the Servicer from or on behalf of the Obligors in payment of any amounts owed (including, without limitation, invoice price, finance charges, interest and all other charges) in respect of Receivables, or are applied to such, amounts owed by the Obligors (including, without limitation, any insurance payments that such Originator or the Servicer applies in the ordinary course of its business to amounts owed in respect of any Receivable, and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligors in respect of Receivables or any other parties directly or indirectly liable for payment of such Receivables).

All purchases and contributions hereunder shall be made without recourse, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of the Originators set forth in this Agreement and each other Transaction Document.  No obligation or liability to any Obligor on any Receivable is intended to be assumed by the Company hereunder, and any such assumption is expressly disclaimed.  The Company’s foregoing commitment to purchase Receivables and the proceeds and rights described in clauses (c) through (h) (collectively, the “Related Rights”) is herein called the “Purchase Facility.”

SECTION 1.2Timing of Purchases.

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(a)Closing Date Purchases.  Each Originator’s entire right, title and interest in, to and under (i) each Receivable that existed and was owing to such Originator at the Cut-off Date (other than Contributed Receivables), (ii) all Receivables created by such Originator from and including the Cut-off Date, to and including the Closing Date (other than Contributed Receivables), and (iii) all Related Rights with respect thereto automatically shall be deemed to have been sold by such Originator to the Company on the Closing Date.

(b)Subsequent Purchases.  After the Closing Date, until the Purchase and Sale Termination Date, each Receivable and the Related Rights generated by each Originator shall be, and shall be deemed to have been, sold or contributed, as applicable, by such Originator to the Company immediately (and without further action) upon the creation of such Receivable.

SECTION 1.3Consideration for Purchases.  On the terms and subject to the conditions set forth in this Agreement, the Company agrees to make Purchase Price payments to the Originators in accordance with Article III and to reflect all capital contributions in accordance with Section 1.6.

SECTION 1.4Purchase and Sale Termination Date.  The “Purchase and Sale Termination Date” shall be the earliest to occur of (a) the date the Purchase Facility is terminated pursuant to Section 8.2 and (b) the Final Payout Date.

SECTION 1.5Intention of the Parties.  It is the express intent of the parties hereto that the  transfers of the Receivables and Related Rights by the Originators to the Company, as contemplated by this Agreement be, shall be treated as sales or contributions, as applicable (without recourse except as provided herein), of all of the Originators’ right, title and interest in, to and under the Receivables or the Contributed Receivables, as applicable, and Related Rights, and not as loans secured by the Receivables and Related Rights.  Notwithstanding the foregoing, each Originator hereby grants to the Company a first priority security interest in all of such Originator’s right, title and interest in and to: (i) the Receivables and the Related Rights now existing and hereafter created by such Originator, (ii) all monies due or to become due and all amounts received with respect thereto, (iii)  all books and records of such Originator related to any of the foregoing, and all Transaction Documents to which such Originator is a party, together with all rights (but not obligations) of such Originator thereunder and (iv) all proceeds and products of any of the foregoing to secure all of such Originator’s obligations hereunder.

SECTION 1.6Contribution of Receivables.  On the Closing Date, the Contributing Originator shall, and hereby does, contribute to the capital of the Company Receivables and Related Rights consisting of each Receivable of the Contributing Originator that existed and was owing to the Contributing Originator on the Closing Date beginning with the oldest of such Receivables and continuing chronologically thereafter such that the aggregate Outstanding Balance of all such Contributed Receivables shall be equal to $70,000,000.  Notwithstanding anything in this Agreement to the contrary, no Originator shall be prevented from contributing Receivables to the Company from time to time.

SECTION 1.7Additional Originators.  Additional Persons may be added as Originators hereunder, with the prior written consent of the Company and the Administrator and

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each Lender, provided that following conditions are satisfied on or before the date of such addition:

(a)The Servicer shall have given the Administrator and each Lender and the Company at least thirty days prior written notice of such proposed addition and the identity of the proposed additional Originator and shall have provided such other information with respect  to such proposed additional Originator as the Administrator and each Lender may reasonably request;

(b)such proposed additional Originator has executed and delivered to the Company and the Administrator and each Lender an agreement substantially in the form attached hereto as Exhibit C (a “Joinder Agreement”);

(c)such proposed additional Originator has delivered to the Company and the Administrator and each Lender each of the documents with respect to such Originator described in Sections 4.1 and 4.2;

(d)the receivables intended to be sold by such additional Originator to the Company hereunder shall be Receivables;

(e)no Purchase and Sale Termination Date shall have occurred;

(f)no Event of Default shall have occurred and be continuing;

(g)such proposed additional Originator is organized under the laws of the United States or any state thereof; and

(h)the Performance Guaranty shall have been amended or otherwise modified in order to provide for the guaranty of such additional Originator’s obligations hereunder and under each of the other Transaction Documents, which amendments and modifications shall be in form and substance reasonably acceptable to the Administrator.

ARTICLE II
PURCHASE REPORT; CALCULATION OF PURCHASE PRICE

SECTION 2.1Purchase Report.  On the Closing Date and on each Settlement Date, the Servicer shall deliver to the Company and each Originator a report in substantially the form of Exhibit A (each such report being herein called a “Purchase Report”) setting forth, among other things:

(a)Receivables purchased by the Company from each Originator on the Closing Date (in the case of the Purchase Report to be delivered on the Closing Date);

(b)Receivables purchased by the Company from each Originator during the period commencing on the Settlement Date immediately preceding such Settlement Date to (but not including) such Settlement Date (in the case of each subsequent Purchase Report); and

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(c)the calculations of reductions of the Purchase Price for any Receivables as provided in Section 3.3(a) and (b).

SECTION 2.2Calculation of Purchase Price.  The “Purchase Price” to be paid to each Originator for the Receivables that are purchased hereunder from such Originator shall be determined in accordance with the following formula:

PP	=	OB x FMVD
where:
PP	=	Purchase Price for each Receivable as calculated on the relevant Payment Date.
OB	=	The Outstanding Balance of such Receivable on the relevant Payment Date.
FMVD	=

Fair Market Value Discount, as measured on such Payment Date, which is equal to the quotient (expressed as percentage) of (a) one divided by (b) the sum of (i) one, plus (ii) the product of (A) the Prime Rate on such Payment Date plus 0.25% and (B) a fraction, the numerator of which is the Days’ Sales Outstanding (calculated as of the last day of the Accrual Period next preceding such Payment Date) and the denominator of which is 365.

“Payment Date” means (i) the Closing Date and (ii) each Business Day thereafter that Originators are open for business.

“Prime Rate” means a per annum rate equal to the “Prime Rate” as published in the “Money Rates” section of The Wall Street Journal or if such information ceases to be published in The Wall Street Journal, such other publication as determined by the Administrator in its reasonable discretion.

ARTICLE III
PAYMENT OF PURCHASE PRICE

SECTION 3.1Initial Purchase Price Payment.  On the terms and subject to the conditions set forth in this Agreement, the Company agrees to pay to each Originator the Purchase Price for the purchase to be made from such Originator on the Closing Date partially in cash (in an amount to be agreed between the Company and such Originator and set forth in the initial Purchase Report) and partially by issuing a promissory note in the form of Exhibit B to such Originator with an initial principal balance equal to the remaining Purchase Price (each such promissory note, as it may be amended, supplemented, endorsed or otherwise modified from time to time, together with all promissory notes issued from time to time in substitution therefor or renewal thereof in accordance with the Transaction Documents, each being herein called a “Company Note”).

SECTION 3.2Subsequent Purchase Price Payments.  On each Payment Date subsequent to the Closing Date, on the terms and subject to the conditions set forth in this

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Agreement, the Company shall pay to each Originator the Purchase Price for the Receivables generated by such Originator on such Payment Date:

(a)First, in cash to each Originator to the extent the Company has cash available therefor, including pursuant to any Release or any borrowing under the Receivables Financing Agreement on or prior to such Payment Date (and such payment is not prohibited under the Receivables Financing Agreement); and

(b)Second, to the extent any portion of the Purchase Price remains unpaid, the principal amount outstanding under the applicable Company Note shall be increased by an amount equal to such remaining Purchase Price.

The Servicer shall make all appropriate record keeping entries with respect to each of  the Company Notes to reflect the foregoing payments and reductions made pursuant to Section 3.3, and the Servicer’s books and records shall constitute rebuttable presumptive evidence of the principal amount of, and accrued interest on, each of the Company Notes at any time.  Furthermore, the Servicer shall hold the Company Notes for the benefit of the applicable Originator.  Each Originator hereby irrevocably authorizes the Servicer to mark the Company Notes “CANCELED” and to return such Company Notes to the Company upon the final payment thereof after the occurrence of the Purchase and Sale Termination Date.

SECTION 3.3Settlement as to Specific Receivables and Dilution.

(a)If, on the day of purchase or contribution of any Receivable from an Originator hereunder, any of the representations or warranties set forth in Sections 5.4 and 5.12 are not true with respect to such Receivable or as a result of any action or inaction of such Originator, on any subsequent day, any of such representations or warranties set forth in Sections 5.4 and 5.12 is no longer true with respect to such Receivable, then the Purchase Price (or in the case of a Contributed Receivable the Outstanding Balance of such Receivable (the “Contributed Value”)), with respect to such Receivable shall be reduced by an amount equal to the Outstanding Balance of such Receivable and shall be accounted to such Originator as provided in clause (c) below; provided, that if the Company thereafter receives payment on account of Collections due with respect to such Receivable, the Company promptly shall deliver such funds to such Originator.

(b)If, on any day, the Outstanding Balance of any Receivable (including any Contributed Receivable) purchased or contributed hereunder is reduced or adjusted as a result of any defective, rejected, returned goods or services, or any discount or other adjustment made by any Originator, the Company or the Servicer (but in no event as a result of Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor) or any setoff or dispute between any Originator or the Servicer and an Obligor as indicated on the books of the Company (or, for periods prior to the Closing Date, the books of Originator), then the Purchase Price or Contributed Value, as the case may be, with respect to such Receivable shall be reduced by the amount of such net reduction and shall be accounted to Originator as provided in clause (c) below.

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(c)Any reduction in the Purchase Price or Contributed Value of any Receivable pursuant to clause (a) or (b) above shall be applied as a credit for the account of the Company against the Purchase Price of Receivables subsequently purchased by the Company from such Originator hereunder; provided, however if there have been no purchases of Receivables from such Originator (or insufficiently large purchases of Receivables) to create a Purchase Price sufficient to so apply such credit against, the amount of such credit:

(i)shall be paid in cash to the Company by such Originator in the manner and for application as described in the following proviso, or

(ii)shall be deemed to be a payment under, and shall be deducted from the principal amount outstanding under, the Company Note payable to such Originator;

provided, further, that at any time (y) when an Event of Default or Unmatured Event of Default exists under the Receivables Financing Agreement or (z) on or after the Purchase and Sale Termination Date or the Termination Date, the amount of any such credit shall be paid by such Originator to the Company by deposit in immediately available funds directly into a Lock-Box Account for application by the Servicer to the same extent as if Collections of the applicable Receivable in such amount had actually been received on such date.

SECTION 3.4Reconveyance of Receivables.  In the event that an Originator has paid to the Company the full Outstanding Balance of any Receivable pursuant to Section 3.3, the Company shall reconvey such Receivable to such Originator, without representation or warranty, but free and clear of all liens, security interests, charges, and encumbrances created by the Company.

ARTICLE IV
CONDITIONS OF PURCHASES

SECTION 4.1Conditions Precedent to Initial Purchase.  The initial purchase hereunder is subject to the condition precedent that the Servicer (on the Company’s behalf) shall have received, on or before the Closing Date, the following, each (unless otherwise indicated) dated the Closing Date, and each in form and substance satisfactory to the Servicer (acting on the Company’s behalf):

(a)An Originator Assignment Certificate in the form of Exhibit D from each Originator, duly completed, executed and delivered by each Originator;

(b)A copy of the resolutions of the Board of Directors of each Originator approving the Transaction Documents to be delivered by it and the transactions contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of such Originator;

(c)Good standing certificates for each Originator issued as of a recent date acceptable to the Servicer by the Secretary of State of the jurisdiction of such Originator’s organization and each jurisdiction where such Originator is qualified to transact business;

(d)A certificate of the Secretary or Assistant Secretary of each Originator certifying the names and true signatures of the officers authorized on such Person’s behalf to

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sign the Transaction Documents to be delivered by it (on which certificate the Servicer and the Company may conclusively rely until such time as the Servicer shall receive from such Person a revised certificate meeting the requirements of this clause (d));

(e)The certificate or articles of incorporation or other organizational document of each Originator duly certified by the Secretary of State of the jurisdiction of such Originator’s organization as of a recent date, together with a copy of the by-laws of such Originator, each duly certified by the Secretary or an Assistant Secretary of such Originator;

(f)Originals of the proper financing statements (Form UCC-1) that name each Originator as the debtor/seller and the Company as the secured party/purchaser (and the Administrator, as assignee of the Company) of the Receivables generated by such Originator as may be necessary or, in the Servicer’s or the Administrator’s opinion, desirable under the UCC of all appropriate jurisdictions to perfect the Company’s ownership interest in all Receivables and such other rights, accounts, instruments and moneys (including, without limitation, Related Security) in which an ownership or security interest may be assigned to it hereunder;

(g)A written search report from a Person satisfactory to the Servicer listing all effective financing statements that name the Originators as debtors or sellers and that are filed in the jurisdictions in which filings were made pursuant to the foregoing clause (f), together with copies of such financing statements (none of which, except for those described in the foregoing clause (f), shall cover any Receivable or any Related Rights which are to be sold or contributed to the Company hereunder), and tax and judgment lien search reports from a Person satisfactory to the Servicer showing no evidence of such liens filed against any Originator;

(h)Favorable opinions of Vorys, Sater, Seymour and Pease LLP, counsel to the Originators, in form and substance satisfactory to the Servicer and the Administrator;

(i)A Company Note in favor of each Originator, duly executed by the Company; and

(j)A certificate from an officer of each Originator to the effect that the Servicer and such Originator have placed on the most recent, and have taken all steps reasonably necessary to ensure that there shall be placed on each subsequent, data processing report that it generates which are of the type that a proposed purchaser or lender would use to evaluate the Receivables, the following legend (or the substantive equivalent thereof):  “THE RECEIVABLES DESCRIBED HEREIN HAVE BEEN SOLD PURSUANT TO A PURCHASE AND SALE AGREEMENT, DATED AS OF MAY 19, 2022, AS THE SAME MAY FROM TO TIME TO TIME BE AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED, BETWEEN CERTAIN ENTITIES LISTED ON SCHEDULE I THERETO, AS ORIGINATORS, AND WORTHINGTON RECEIVABLES COMPANY, LLC, AS PURCHASER, AND THE RECEIVABLES DESCRIBED HEREIN HAVE BEEN PLEDGED TO THE ADMINISTRATOR ON BEHALF OF THE LENDERS PURSUANT TO A RECEIVABLES FINANCING AGREEMENT, DATED AS OF MAY 19, 2022 AS THE SAME MAY FROM TO TIME TO TIME BE AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED, AMONG WORTHINGTON RECEIVABLES COMPANY, LLC, AS BORROWER, WORTHINGTON INDUSTRIES, INC., AS SERVICER, THE PEOPLE

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FROM TIME TO TIME A PARTY THERETO AS LENDERS, AND PNC BANK, NATIONAL ASSOCIATION, AS ADMINISTRATOR.”

SECTION 4.2Certification as to Representations and Warranties.  Each Originator, by accepting the Purchase Price related to each purchase or contribution of Receivables generated by such Originator, shall be deemed to have certified that the representations and warranties contained in Article V are true and correct on and as of such day, with the same effect as though made on and as of such day.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ORIGINATOR

In order to induce the Company to enter into this Agreement and to make purchases hereunder, each Originator hereby makes, with respect to itself, the representations and warranties set forth in this Article V.

SECTION 5.1Organization and Good Standing.  Such Originator has been duly incorporated or formed and is validly existing as a corporation, limited liability company or partnership, as applicable, in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

SECTION 5.2Due Qualification.  Such Originator is located and is qualified to transact business as a foreign corporation, limited liability company or partnership, as applicable, in good standing in all jurisdictions in which (a) the ownership or lease of its property or the conduct of its business requires such licensing or qualification and (b) the failure to be so licensed or qualified would be reasonably likely to have a Material Adverse Effect.

SECTION 5.3Power and Authority; Due Authorization. Such Originator has (a) all necessary power, authority and legal right (i) to execute and deliver, and perform its obligations under, each Transaction Document to which it is a party and (ii) to generate, own, sell, contribute and assign Receivables on the terms and subject to the conditions herein and therein provided; and (b) duly authorized such execution and delivery and such sale, contribution and assignment and the performance of such obligations by all necessary corporate action.

SECTION 5.4Valid Sale; Binding Obligations.  Each sale or contribution, as the case may be, of Receivables made by such Originator pursuant to this Agreement shall constitute a valid sale or contribution, as the case may be, transfer, and assignment of Receivables to the Company, enforceable against creditors of, and purchasers from, such Originator; and this Agreement constitutes, and each other Transaction Document to be signed by such Originator, when duly executed and delivered, will constitute, a legal, valid, and binding obligation of such Originator, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

SECTION 5.5No Violation.  The consummation of the transactions contemplated by this Agreement and the other Transaction Documents, and the fulfillment of the terms hereof or

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thereof, will not (a) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under (i) such Originator’s certificate or articles of incorporation or bylaws, limited partnership agreements, articles of organization or limited liability company agreements, as applicable or (ii) any material indenture, loan agreement, mortgage, deed of trust, or other material agreement or instrument to which it is a party or by which it is bound, (b) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such material indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument, other than the Transaction Documents, or (c) violate any law or any order, rule or regulation applicable to it of any court or of any state or foreign regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over it or any of its properties.

SECTION 5.6Proceedings.  Except as set forth in Schedule 5.6, there is no action, suit, proceeding or investigation pending before any court, regulatory body, arbitrator, administrative agency, or other tribunal or governmental instrumentality (a) asserting the invalidity of any Transaction Document, (b) seeking to prevent such Originator from transferring any Receivable hereunder (or from granting or maintaining the security interest in any Receivable) to the Company or the consummation of any of the transactions contemplated by any Transaction Document or (c) seeking any determination or ruling that is reasonably likely to have a Material Adverse Effect.

SECTION 5.7Bulk Sales Acts.  No transaction contemplated hereby requires compliance with, or will be subject to avoidance under, any bulk sales act or similar law.

SECTION 5.8Government Approvals.  Except for the filing of the UCC financing statements referred to in Article IV, all of which, at the time required in Article IV, shall have been duly made and shall be in full force and effect, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for Originator’s due execution, delivery and performance of any Transaction Document to which it is a party.

SECTION 5.9Financial Condition.

(a)Material Adverse Effect.  Since February 28, 2022, no event has occurred that has had, or is reasonably likely to have, a Material Adverse Effect.

(b)Solvent.  On the date hereof, and on the date of each purchase and contribution hereunder (both before and after giving effect to such purchase or contribution), such Originator shall be Solvent.

SECTION 5.10Licenses, Contingent Liabilities, and Labor Controversies.

(a)Such Originator has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure to obtain would be reasonably likely to have a Material Adverse Effect.

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(b)There are no labor controversies pending against such Originator that have had (or are reasonably likely to have) a Material Adverse Effect.

SECTION 5.11Margin Regulations.  No use of any funds acquired by any Originator under this Agreement will conflict with or contravene any of Regulations, T, U and X promulgated by the Federal Reserve Board from time to time.

SECTION 5.12Quality of Title.

(a)Each Receivable of such Originator (together with the Related Rights with respect to such Receivable) which is to be sold or contributed to the Company hereunder is or shall be owned by such Originator, free and clear of any Adverse Claim, except as provided herein and in the Receivables Financing Agreement.  Whenever the Company makes a purchase or accepts a contribution hereunder, it shall have acquired and shall continue to have maintained a valid and perfected ownership interest (free and clear of any Adverse Claim) in all Receivables generated by such Originator and all Collections related thereto, and in Originator’s entire right, title and interest in and to the Related Rights with respect thereto.

(b)No effective financing statement or other instrument similar in effect covering any Receivable generated by such Originator or any Related Rights is on file in any recording office except such as may be filed in favor of the Company or the Originators, as the case may be, in accordance with this Agreement or in favor of the Administrator, on behalf of the Lenders in accordance with the Receivables Financing Agreement.

(c)Unless otherwise identified to the Company on the date of the purchase or contribution hereunder, each Receivable purchased or contributed hereunder is on the date of purchase or contribution an Eligible Receivable.

SECTION 5.13Accuracy of Information.  All factual written information heretofore or contemporaneously furnished (and prepared) by such Originator to the Company or the Administrator for purposes of or in connection with any Transaction Document or any transaction contemplated hereby or thereby is, and all other such factual written information hereafter furnished (and prepared) by such Originator to the Company or the Administrator pursuant to or in connection with any Transaction Document will be, true and accurate in all material respects on the date as of which such information is dated or certified.

SECTION 5.14Sanctions and other Anti-Terrorism Laws.  No: (a) Covered Entity, nor to its best knowledge, any employees, officers, directors, affiliates or agents acting on a Covered Entity’s behalf in connection with this Agreement: (i) is a Sanctioned Person; or (ii) directly, or indirectly through any third party, is engaged in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, or any transactions or other dealings that otherwise are prohibited by any Anti-Terrorism Laws; or (b) Collateral is Embargoed Property.

SECTION 5.15Trade Names.  Such Originator does not use any trade name other than its actual corporate name and the trade names set forth in Schedule 5.15 (which trade names are the trade names that such Originator sets forth on such Originator’s invoice to Obligors).  From and after the date that fell five (5) years before the date hereof, except as set forth in Schedule

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5.15, such Originator has not been known by any legal name other than its corporate name as of the date hereof, nor has such Originator been the subject of any merger or other corporate reorganization.

SECTION 5.16Taxes.  Such Originator has filed all material Tax Returns and reports required by law to have been filed by it and has paid all Taxes shown thereon to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. For this Section 5.16, “Tax” means any federal, state, provincial, local or non U.S. income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, import duties and fees, real property, personal property, escheat, unclaimed and abandoned property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing, imposed, assessed or collected by or under the authority of any Governmental Authority and “Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents or information (including any related or supporting schedules, statements or information and any amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax of any party or in connection with the administration, implementation or enforcement of or compliance with any law relating to any Tax.

SECTION 5.17Compliance with Applicable Laws. Such Originator is in compliance with the requirements of all applicable laws, rules, regulations and orders of all governmental authorities, a breach of any of which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

SECTION 5.18Reliance on Separate Legal Identity.  Such Originator acknowledges that the Lenders and the Administrator are entering into the Receivables Financing Agreement in reliance upon the Company’s identity as a legal entity separate from such Originator.

SECTION 5.19Investment Company.  Such Originator is not an “investment company,” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 as amended.  In addition, such Originator is not a “holding company,” a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

SECTION 5.20Tax Status.  The Company (i) is a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a “United States person” (within the meaning of Section 7701(a)(30) of the Internal Revenue Code), (ii) is not an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes, (iii) is not subject to any Tax in any jurisdiction outside the United States and (iv) is not subject to any material Taxes based on net income or gross receipts imposed by a state or local taxing authority.

747538185 22708133	12	Purchase and Sale Agreement

SECTION 5.21Company Note.  Each Company Note is owned directly by an Originator, free and clear of any Adverse Claim.

SECTION 5.22Fair Value.  With respect to each Receivable transferred to the Company under this Agreement, the Company has given reasonably equivalent value to the Originator thereof in consideration therefor and such transfer was not made for or on account of an antecedent debt.  No Originator has knowledge of any circumstance or condition that would permit the transfer by any Originator of any Receivable under this Agreement to be voidable under any Section of the Bankruptcy Code.

SECTION 5.23Anti-Corruption Laws. Each Covered Entity has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures reasonably designed to ensure compliance with such Laws.

ARTICLE VI
COVENANTS OF THE ORIGINATORS

SECTION 6.1Affirmative Covenants.  From the date hereof until the first day following the Purchase and Sale Termination Date, each Originator will, unless the Administrator and the Company shall otherwise consent in writing:

(a)Compliance with Laws, Etc.  Comply in all material respects with all applicable laws, rules, regulations and orders with respect to the Receivables generated by it and the Contracts and other agreements related thereto except where the failure to so comply would not materially and adversely affect the collectibility of such Receivables or the rights of the Company hereunder.

(b)Preservation of Corporate Existence.  Preserve and maintain its existence as a corporation, partnership or limited liability company, as applicable, and all rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation, partnership or limited liability company, as applicable, in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would be reasonably likely to have a Material Adverse Effect.

(c)Receivables Reviews.  (i) At any time and from time to time during regular business hours, and upon reasonable prior notice, permit the Company or the Administrator, or their respective agents or representatives, (A) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in possession or under the control of each Originator relating to Receivables, including, without limitation, the related Contracts and purchase orders and other agreements related thereto, and (B) to visit the offices and properties of  such Originator for the purpose of examining such materials described in clause (i)(A) next above and to discuss matters relating to Receivables originated by it or the performance hereunder with any of the officers or employees of each Originator having knowledge of such matters, and (ii) without limiting the foregoing clause (i) above, from time to time on reasonable request of the Administrator, permit certified public accountants or other auditors acceptable to the Company and Administrator to conduct, at

747538185 22708133	13	Purchase and Sale Agreement

the Company’s expense, a review of such Originator’s books and records with respect to such Receivables.

(d)Keeping of Records and Books of Account.  Maintain and implement administrative and operating procedures (including, without limitation, an ability to re-create records evidencing Receivables it generates in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of such Receivables (including, without limitation, records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable).

(e)Performance and Compliance with Receivables and Contracts.  Timely perform and comply, in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts and all other agreements related to the Receivables that it generates unless the failure to so perform or comply does not involve a material portion of such Receivables, and such Originator of such Receivables shall have complied with its obligations with respect to such Receivables set forth in Section 3.3.

(f)Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws. (i) Promptly notify any Credit Party in writing upon the occurrence of a Reportable Compliance Event, (ii) if, at any time, any Collateral becomes Embargoed Property, then, in addition to all other rights and remedies available to any Credit Party, upon request by any Credit Party, provide substitute Collateral acceptable to the Administrator that is not Embargoed Property, (iii) conduct, and require each other Covered Entity to conduct, its business in compliance with all Anti-Corruption Laws and maintain policies and procedures reasonably designed to ensure compliance with such Laws and (iv) it and its Subsidiaries will not permit any Sanctioned Person that is a consultant, broker, or agent acting on behalf of any Covered Entity, to (x) have any involvement with any of the activities under this Agreement or any other Transaction Document or (y) use or have access to any proceeds of the Loans.

(g)Credit and Collection Policies.  Comply in all material respects with its Credit and Collection Policy in connection with the Receivables that it generates.

(h)Deposits to Lock-Box Accounts. (i) Deposit, or cause to be deposited, any Collections received by it into Lock-Box Accounts not later than one Business Day after receipt thereof, and (ii) instruct all Obligors to make payments of all Receivables to one or more Lock-Box Accounts or to post office boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such post office boxes to be removed and deposited into a Lock-Box Account on a daily basis).  Each Originator will, at all times, maintain such books and records necessary to (i) identify Collections received from time to time on Pool Receivables and (ii) segregate such Collections from other property of the Servicer and the Originators.  The Originators shall not permit funds other than Collections on Pool Receivables to be deposited into any Lock-Box Account.  If such funds are nevertheless deposited into any Lock-Box Account, the Originators will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds.  The Originators will not, and will not permit the Company or any other

747538185 22708133	14	Purchase and Sale Agreement

Person to commingle Collections or other funds to which the Administrator or any Lender is entitled, with any other funds.

(i)Transaction Documents.  Comply in all material respects with the Transaction Documents to which it is a party.

(j)Tax Status.  Ensure that the Company (i) remains treated as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 that is wholly owned by a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code for U.S. federal income tax purposes, (ii) does not become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, (iii) does not become subject to any Tax in any jurisdiction outside the United States and (iv) does not become subject to any material Taxes based on net income or gross receipts imposed by a state or local taxing authority.

(k)Ownership Interest, Etc.  At its expense, take all action necessary to establish and maintain a valid and enforceable first priority perfected security interest in the Receivables and the Related Rights, free and clear of any Adverse Claim, in favor of the Company (and the Administrator, as the Company’s assignee).

SECTION 6.2Reporting Requirements.  From the date hereof until the first day following the Purchase and Sale Termination Date, each Originator will, unless the Servicer and the Administrator (on behalf of the Company) shall otherwise consent in writing, furnish to the Company and the Administrator:

(a)Purchase and Sale Termination Events.  As soon as possible after the Originator has knowledge of the occurrence of, and in any event within three Business Days after the Originator has knowledge of the occurrence of each Purchase and Sale Termination Event or each Unmatured Purchase and Sale Termination Event in respect of such Originator, the statement of the chief financial officer or chief accounting officer of such Originator describing such Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event and the action that such Originator proposes to take with respect thereto, in each case in reasonable detail;

(b)Proceedings.  As soon as possible and in any event within three Business Days after Originator otherwise has knowledge thereof, written notice of (i) material litigation, investigation or proceeding of the type described in Section 5.6 not previously disclosed to the Company and (ii) all material adverse developments that have occurred with respect to any previously disclosed litigation, proceedings and investigations; and

(c)Other.  Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the conditions or operations, financial or otherwise, of such Originator as the Company, the Lenders or the Administrator may from time to time reasonably request in order to protect the interests of the Company, the Lenders or the Administrator under or as contemplated by the Transaction Documents.

SECTION 6.3Negative Covenants.  From the date hereof until the date following the Purchase and Sale Termination Date, each Originator agrees that, unless the Servicer (on behalf

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of the Company) and the Administrator shall otherwise consent in writing, it shall, and solely with respect clause (g) below shall cause each of its Subsidiaries to, not:

(a)Sales, Liens, Etc.  Except as otherwise provided  herein or in any other Transaction Document, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Receivable or related Contract or Related Security, or any interest therein, or any Collections thereon, or assign any right to receive income in respect thereof.

(b)Extension or Amendment of Receivables.  Except as otherwise permitted in Section 9.02(a) of the Receivables Financing Agreement, extend, amend or otherwise modify the terms of any Receivable in any material respect generated by it, or amend, modify or waive, in any material respect, any Contract related thereto (which term or condition relates to payments under, or the enforcement of, such Contract).

(c)Change in Business or Credit and Collection Policy.  Make any change in the character of its business or materially alter its Credit and Collection Policy, which change or alteration would, in either case, materially adversely change the credit standing required of particular Obligors or potential Obligors or impair, in any material respect, the collectibility of the Receivables generated by it.

(d)Receivables Not to be Evidenced by Promissory Notes or Chattel Paper.  Take any action to cause or permit any Receivable after the generation thereof  to become evidenced by any “instrument” or “chattel paper” (as defined in the applicable UCC).

(e)Mergers, Acquisitions, Sales, etc.  (i) Be a party to any merger or consolidation, except a merger or consolidation where such Originator is the surviving entity or is merged or consolidated with another Originator, or (ii) directly or indirectly sell, transfer, assign, convey or lease (other than to another Originator or wholly-owned Subsidiary thereof) (A) whether in one or a series of transactions, all or substantially all of its assets or (B) any Receivables or any interest therein (other than pursuant to this Agreement).

(f)Location and Offices.  Change its “location” (as such term is defined in the UCC) or move its principal place of business and chief executive office and the offices where it keeps its records concerning or related to the Receivables, to a location or address other than the locations and addresses set forth on Schedule 6.3(f) or, upon 30 days’ prior written notice to the Company and the Administrator, at such other locations or addresses in jurisdictions where all action required by Section 7.3 shall have been taken and completed.

(g)Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws. (i) (A) Become a Sanctioned Person or allow any employees, officers, directors, affiliates, consultants, brokers, or  agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (B) directly, or indirectly through a third party, engage in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction; (C) pay or repay any Borrower Obligations with Embargoed Property or funds

747538185 22708133	16	Purchase and Sale Agreement

derived from any unlawful activity; (D) permit any Collateral to become Embargoed Property; or (E) cause any Credit Party to violate any Anti-Terrorism Law; or (ii) directly or knowingly indirectly, use the Loans or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.

(h)[Reserved].

(i)Change in Organization, Etc.  Change its jurisdiction of organization or its name, identity or corporate organization structure or make any other change such that any financing statement filed or other action taken to perfect Company’s or Administrator’s interests hereunder and under the Receivables Financing Agreement, as applicable, would become seriously misleading or would otherwise be rendered ineffective, unless (i) no Event of Default, Unmatured Event of Default, Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event has occurred and is continuing or would result immediately after giving effect thereto, (ii) such Originator shall have given Company and Administrator not less than thirty (30) days’ prior written notice of such change and shall have cured such circumstances, (iii) no Change in Control shall result, (iv) Performance Guarantor reaffirms in a writing, in form and substance reasonably satisfactory to the Administrator, that its obligations under the Performance Guaranty shall apply to the new entity, (v) the Administrator shall have received such other information and documentation as may reasonably be requested by the Administrator or any Lender for purposes of compliance by the Administrator or such Lender with Applicable Laws (including the PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrator or such Lender to comply therewith and (vi) the Administrator and the Company have received such certificates, documents, instruments, agreements and opinions of counsel as they shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements.  Each Originator shall at all times maintain its jurisdiction of organization and its chief executive office within a jurisdiction in the United States of America in which Article 9 of the UCC is in effect.

SECTION 6.4Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to Obligors.  From the date hereof until the first day following the Final Payout Date, each Originator will not add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account from those listed in Schedule II to the Receivables Financing Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Servicer or any Lock-Box Account (or related post office box), unless the Administrator and the Simple Majority of the Lenders shall have consented thereto in writing and the Administrator shall have received copies of all agreements and documents (including Lock-Box Agreements) that it may request in connection therewith.  Notwithstanding anything contained in this Section 6.4 to the contrary, the Originators may add a Permitted Lock-Box Bank as a Lock-Box Bank upon the consent of the Administrator and the Simple Majority of the Lenders, which consent shall not be unreasonably withheld.

SECTION 6.5Accounting for Purchases.  From the date hereof until the first day following the Final Payout Date, each Originator will not account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as sales and contributions (as applicable) of the Receivables and Related Rights by such

747538185 22708133	17	Purchase and Sale Agreement

Originator to the Company, except to the extent that such transactions are not recognized on account of consolidated financial reporting in accordance with GAAP or are disregarded for tax purposes.

SECTION 6.6Transaction Documents.  From the date hereof until the first day following the Final Payout Date, each Originator will not enter into, execute, deliver or otherwise become bound by any agreement, instrument, document or other arrangement that restricts the right of such Originator to amend, supplement, amend and restate or otherwise modify, or to extend or renew, or to waive any right under, this Agreement or any other Transaction Document.

SECTION 6.7Substantive Consolidation.  Each Originator hereby acknowledges that this Agreement and the other Transaction Documents are being entered into in reliance upon the Company’s identity as a legal entity separate from such Originator and its Affiliates.  Therefore, from and after the date hereof, each Originator shall take all reasonable steps necessary to make it apparent to third Persons that the Company is an entity with assets and liabilities distinct from those of such Originator and any other Person, and is not a division of such Originator, its Affiliates or any other Person.  Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, such Originator shall take such actions as shall be required in order that:

(a)such Originator shall not be involved in the day to day management of the Company;

(b)such Originator shall maintain separate corporate records and books of account from the Company and otherwise will observe corporate formalities and have a separate area from the Company for its business;

(c)the financial statements and books and records of such Originator shall be prepared after the date of creation of the Company to reflect and shall reflect the separate existence of the Company; provided, that the Company’s assets and liabilities may be included in a consolidated financial statement issued by an affiliate of the Company; provided, however, that any such consolidated financial statement or the notes thereto shall make clear that the Company’s assets are not available to satisfy the obligations of such affiliate;

(d)except as permitted by the Receivables Financing Agreement, (i) such Originator shall maintain its assets separately from the assets of the Company and (ii) the Company’s assets, and records relating thereto, have not been, are not, and shall not be, commingled with those of the Company;

(e)all of the Company’s business correspondence and other communications shall be conducted in the Company’s own name and on its own stationery;

(f)such Originator shall not act as an agent for the Company;

(g)such Originator shall not conduct any of the business of the Company in its own name;

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(h)such Originator shall not pay any liabilities of the Company out of its own funds or assets;

(i)such Originator shall maintain an arm’s-length relationship with the Company;

(j)such Originator shall not assume or guarantee or become obligated for the debts of the Company or hold out its credit as being available to satisfy the obligations of the Company;

(k)such Originator shall not acquire obligations of the Company;

(l)such Originator shall allocate fairly and reasonably overhead or other expenses that are properly shared with the Company, including, without limitation, shared office space;

(m)such Originator shall identify and hold itself out as a separate and distinct entity from the Company;

(n)such Originator shall correct any known misunderstanding respecting its separate identity from the Company;

(o)such Originator shall not enter into, or be a party to, any transaction with the Company, except in the ordinary course of its business and on terms which are intrinsically fair and not less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party; and

(p)such Originator shall not pay the salaries of the Company’s employees, if any.

ARTICLE VII
ADDITIONAL RIGHTS AND OBLIGATIONS IN
RESPECT OF RECEIVABLES

SECTION 7.1Rights of the Company.   Each Originator hereby authorizes the Company, the Servicer or their respective designees or assignees under this Agreement or the Receivables Financing Agreement (including the Administrator) to take any and all steps in such Originator’s name necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables, including, without limitation, indorsing the name of such Originator on checks and other instruments representing Collections and enforcing such Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment.

SECTION 7.2Responsibilities of the Originators.  Anything herein to the contrary notwithstanding:

(a)Collection Procedures.  Each Originator agrees to instruct all Obligors to make payments of all Receivables to one or more Lock-Box Accounts or to post office boxes to

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which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such post office boxes to be removed and deposited into a Lock-Box Account on a daily basis).  Each Originator further agrees to transfer any Collections that it receives directly into Lock-Box Accounts not later than one Business Day after receipt thereof, and agrees that all such Collections shall be deemed to be received in trust for the Company and shall be maintained and segregated separate and apart from all other funds and monies of Originator until transfer of such Collections to the applicable Lock-Box Account.

(b)Each Originator shall perform its obligations hereunder, and the exercise by the Company or its designee of its rights hereunder shall not relieve such Originator from such obligations.

(c)None of the Company, the Servicer or the Administrator shall have any obligation or liability to any Obligor or any other third Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Company, the Servicer, the Lenders or the Administrator be obligated to perform any of the obligations of such Originator thereunder.

(d)Each Originator hereby grants to the Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of such Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Originator or transmitted or received by the Company (whether or not from such Originator) in connection with any Receivable.

SECTION 7.3Further Action Evidencing Purchases.  Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Servicer may reasonably request in order to perfect, protect or more fully evidence the Receivables and Related Rights purchased or contributed by the Company hereunder, or to enable the Company to exercise or enforce any of its rights hereunder or under any other Transaction Document.  Without limiting the generality of the foregoing, upon the request of the Servicer, such Originator will:

(a)execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate; and

(b)mark the master data processing records that evidence or list (i) such Receivables and (ii) related Contracts with the legend set forth in Section 4.1(j).

Each Originator hereby authorizes the Company or its designee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Receivables and Related Rights now existing or hereafter generated by Originator.  If any Originator fails to perform any of its agreements or obligations under this Agreement, the Company or its designee may (but shall not be required to) itself perform, or cause the

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performance of, such agreement or obligation, and the expenses of the Company or its designee incurred in connection therewith shall be payable by Originator as provided in Section 9.1.

SECTION 7.4Application of Collections.  Any payment by an Obligor in respect of any indebtedness owed by it to any Originator shall, except as otherwise specified by such Obligor or required by applicable law and unless otherwise instructed by the Servicer (with the prior written consent of the Administrator) or the Administrator, be applied as a Collection of any Receivable or Receivables of such Obligor to the extent of any amounts then due and payable thereunder before being applied to any other indebtedness of such Obligor.

ARTICLE VIII
PURCHASE AND SALE TERMINATION EVENTS

SECTION 8.1Purchase and Sale Termination Events.  Each of the following events or occurrences described in this Section 8.1 shall constitute a “Purchase and Sale Termination Event”:

(a)An Event of Default (as defined in the Receivables Financing Agreement) shall have occurred and, in the case of an Event of Default (other than one described Section 10.01(f) of the Receivables Financing Agreement), the Administrator, shall have declared the Facility Termination Date to have occurred; or

(b)Any Originator shall fail to make any payment or deposit to be made by it hereunder when due and such failure shall remain unremedied for two (2) Business Days; or

(c)Any representation or warranty made or deemed to be made by any Originator (or any of its officers) under or in connection with this Agreement, any other Transaction Documents, or any other information or report delivered pursuant hereto or thereto shall prove to have been false or incorrect in any material respect when made or deemed made; or

(d)Any Originator shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and such failure shall remain unremedied for 5 Business Days after written notice thereof shall have been given by the Servicer or the Administrator to such Originator.

SECTION 8.2Remedies.

(a)Optional Termination.  Upon the occurrence of a Purchase and Sale Termination Event, the Company (and not the Servicer), shall have the option, with delivery of ten (10) Business Day's prior written notice to the Originators (with a copy to the Administrator), to declare the Purchase Facility as terminated (any such notice, an "Optional Termination Notice") so long as each of the Optional Termination Conditions (as defined below) are satisfied in all respects as of such date of termination; provided, however, that, if any of the Optional Termination Conditions are not satisfied in full on or after such date of termination, then the Company’s election to terminate the sale and contribution of Receivables and Related Rights pursuant to this Agreement shall be null and void and such sales and contributions shall continue hereunder as if the Company had not elected such termination.

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(b)Remedies Cumulative.  Upon any termination of the Purchase Facility pursuant to Section 8.2(a), the Company (and the Administrator, as Company's assignee) shall have, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.

(c)For purposes of this Agreement, “Optional Termination Conditions” means, as of any date of determination, the satisfaction of each of the following conditions:

(i)the Company has caused all automatic sweeps and other automatic transfers of funds out of each Lock-Box Account to be terminated;

(ii)the Servicer has returned to the Lock-Box Accounts all Collections on Pool Receivables which the Servicer is holding in trust for the benefit of the Secured Parties pursuant to Section 4.01(a) of the Receivables Financing Agreement; and

(iii)the Company and the Originators covenant and agree that they will not permit any Collections on Receivables to be withdrawn or otherwise transferred out of any Lock-Box Account on or after the date of delivery of any Voluntary Termination Notice, other than any transfers or withdrawals that are made in accordance with the directions or instructions of the Administrator.

ARTICLE IX
INDEMNIFICATION

SECTION 9.1Indemnities by the Originators.  Without limiting any other rights which the Company may have hereunder or under applicable law, each Originator, severally and for itself alone hereby agrees to indemnify the Company and each of its respective officers, directors, employees and agents (each of the foregoing Persons being individually called a “Purchase and Sale Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, judgments, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively called “Purchase and Sale Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of the failure of such Originator to perform its obligations under this Agreement or any other Transaction Document, or arising out of the claims asserted against a Purchase and Sale Indemnified Party relating to the transactions contemplated herein or therein or the use of proceeds thereof or therefrom, excluding, however, (i) Purchase and Sale Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Purchase and Sale Indemnified Party, (ii) any indemnification which has the effect of recourse for non-payment of the Receivables to any indemnitor (except as otherwise specifically provided under this Section 9.1) and (iii) any tax based upon or measured by net income, property, or gross receipts.  Without limiting the foregoing, each Originator, severally for itself alone, shall  indemnify each Purchase and Sale Indemnified Party for Purchase and Sale Indemnified Amounts relating to or resulting from:

(a)the transfer by such Originator of an interest in any Receivable  to any Person other than the Company;

747538185 22708133	22	Purchase and Sale Agreement

(b)the breach of any representation or warranty made by such Originator (or any of its officers) under or in connection with this Agreement or any other Transaction Document, or any information or report delivered by Originator pursuant hereto or thereto, which shall have been false or incorrect in any material respect when made or deemed made;

(c)the failure by such Originator to comply with any applicable law, rule or regulation with respect to any Receivable generated by such Originator or the related Contract, or the nonconformity of any Receivable generated by such Originator or the related Contract with any such applicable law, rule or regulation;

(d)the failure to vest and maintain vested in the Company an ownership interest in the Receivables generated by such Originator free and clear of any Adverse Claim, other than an Adverse Claim arising solely as a result of an act of the Administrator whether existing at the time of the purchase or contribution of such Receivables or at any time thereafter;

(e)the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables or purported Receivables generated by such Originator, whether at the time of any purchase or contribution or at any subsequent time;

(f)any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable or purported Receivable generated by such Originator (including, without limitation, a defense based on such Receivable’s or the related Contract’s not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the services related to any such Receivable or the furnishing of or failure to furnish such services;

(g)any product liability claim arising out of or in connection with services that are the subject of any Receivable generated by such Originator;

(h)any failure of such Originator to perform its duties or obligations in accordance with the provisions hereof or any other Transaction Document to which it is a party;

(i)any liability under Section 5.03 of the Receivables Financing Agreement;

(j)any commingling of Collections at any time with other funds; and

(k)any Documentary Taxes.

If for any reason the indemnification provided above in this Section 9.1 is unavailable to a Purchase and Sale Indemnified Party or is insufficient to hold such Purchase and Sale Indemnified Party harmless, then each of the Originators, severally and for itself,  shall contribute to the amount paid or payable by such Purchase and Sale Indemnified Party to the maximum extent permitted under applicable law.

747538185 22708133	23	Purchase and Sale Agreement

ARTICLE X
MISCELLANEOUS

SECTION 10.1Amendments, etc.

(a)The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and executed by the Company and each Originator (with the prior written consent of the Administrator).

(b)No failure or delay on the part of the Company, the Servicer, any Originator, the Administrator or any third party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on the Company, the Servicer or any Originator in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval by the Company, the Administrator or the Servicer under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(c)The Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter thereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter thereof, superseding all prior oral or written understandings.

SECTION 10.2Notices, etc.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including e-mail communication) and shall be personally delivered or sent by certified mail, postage prepaid, or by e-mail, to the intended party at the mailing address or e-mail address of such party set forth under its name on the signature pages hereof or at such other address or email address as shall be designated by such party in a written notice to the other parties hereto.  All such notices and communications shall be effective (i) if personally delivered or e-mail, when received by recipient or (ii) if sent by certified mail three (3) Business Days after having been deposited in the mail, postage prepaid.

SECTION 10.3No Waiver; Cumulative Remedies.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.  Without limiting the foregoing, each Originator hereby authorizes the Company, at any time and from time to time, to the fullest extent permitted by law, to set off, against any obligations of such Originator to the Company arising in connection with the Transaction Documents (including, without limitation, amounts payable pursuant to Section 9.1) that are then due and payable or that are not then due and payable but are accruing in respect of the then current Accrual Period, any and all indebtedness at any time owing by the Company to or for the credit or the account of such Originator.

SECTION 10.4Binding Effect; Assignability.  This Agreement shall be binding upon and inure to the benefit of the Company and each Originator and their respective successors and permitted assigns and shall also, to the extent provided herein, inure to the benefit of the parties to the Receivables Financing Agreement.  No Originator may assign any of its rights hereunder

747538185 22708133	24	Purchase and Sale Agreement

or any interest herein without the prior written consent of the Company and the Administrator, except as otherwise herein specifically provided.  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree.  The rights and remedies with respect to any breach of any representation and warranty made by any Originator pursuant to Article V and the indemnification and payment provisions of Article IX and Section 10.6 shall be continuing and shall survive any termination of this Agreement.

SECTION 10.5GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 10.6Costs, Expenses and Taxes.  In addition to the obligations of the Originators under Article IX, each Originator, severally and for itself alone, agrees to pay on demand:

(a)to the Company (and any successor and permitted assigns thereof) and the Administrator all reasonable costs and expenses incurred by such Person in connection with the enforcement of this Agreement and the other Transaction Documents; and

(b)all stamp and other Taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents to be delivered hereunder (“Documentary Taxes”), and agrees to indemnify each Purchase and Sale Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such Documentary Taxes.

SECTION 10.7SUBMISSION TO JURISDICTION.  EACH PARTY HERETO HEREBY IRREVOCABLY (a) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF STATE OF NEW YORK OR THE FEDERAL COURT OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT; (b) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE OR UNITED STATES FEDERAL COURT; (c) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING; (d) IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PERSON AT ITS ADDRESS SPECIFIED IN SECTION 10.2; AND (e) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS SECTION 10.7 SHALL AFFECT THE COMPANY’S RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING ANY ACTION OR PROCEEDING AGAINST ANY ORIGINATOR OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTIONS.

747538185 22708133	25	Purchase and Sale Agreement

SECTION 10.8WAIVER OF JURY TRIAL.  EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND AGREES THAT (a) ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND (b) ANY PARTY HERETO (OR ANY ASSIGNEE OR THIRD PARTY BENEFICIARY OF THIS AGREEMENT) MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.9Captions and Cross References; Incorporation by Reference.  The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  References in this Agreement to any underscored Section or Exhibit are to such Section or Exhibit of this Agreement, as the case may be.  The Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.

SECTION 10.10Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

SECTION 10.11Acknowledgment and Agreement.  By execution below, each Originator expressly acknowledges and agrees that all of the Company’s rights, title, and interests in, to, and under this Agreement (but not its obligations), shall be assigned by the Company pursuant to the Receivables Financing Agreement, and each Originator consents to such assignment.  Each of the parties hereto acknowledges and agrees that the Administrator and the Lenders are third party beneficiaries of the rights of the Company arising hereunder and under the other Transaction Documents to which any Originator is a party, and (in addition to the Company) shall have the right to exercise all such rights and related remedies.

SECTION 10.12No Proceeding.  Each Originator hereby agrees that it will not institute, or join any other Person in instituting, against the Company any Insolvency Proceeding until one year and one day after the Final Payout Date.

SECTION 10.13Limited Recourse.  Except as explicitly set forth herein, the obligations of the Company under this Agreement or any other Transaction Documents to which it is a party are solely the obligations of the Company.  No recourse under any Transaction Document shall be had against, and no liability shall attach to, any officer, employee, director, or beneficiary, whether directly or indirectly, of the Company.

[Signature Pages Follow]

747538185 22708133	26	Purchase and Sale Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

WORTHINGTON RECEIVABLES COMPANY, LLC

By: /s/Marcus Rogier
Name: Marcus Rogier
Title: Treasurer

Address:Worthington Receivables Company, LLC
200 W. Old Wilson Bridge Rd.

Worthington, OH 43085

Attention: Marcus Rogier
Telephone: (614) 840-4663
Email:  Marcus.Rogier@worthingtonindustries.com

747538185 22708133	S-1	Purchase and Sale Agreement

ORIGINATORS:

THE WORTHINGTON STEEL COMPANY

By: /s/Marcus Rogier
Name: Marcus Rogier
Title: Treasurer

Address:The Worthington Steel Company
200 W. Old Wilson Bridge Rd.

Worthington, OH 43085

Attention: Marcus Rogier
Telephone: (614) 840-4663
Email:  Marcus.Rogier@worthingtonindustries.com

THE WORTHINGTON STEEL COMPANY, LLC

By: /s/Marcus Rogier
Name: Marcus Rogier
Title: Treasurer

Address:The Worthington Steel Company, LLC
200 W. Old Wilson Bridge Rd.

Worthington, OH 43085

Attention: Marcus Rogier
Telephone: (614) 840-4663
Email:  Marcus.Rogier@worthingtonindustries.com

747538185 22708133	S-2	Purchase and Sale Agreement

WORTHINGTON STEEL ROME, LLC

By: /s/Marcus Rogier
Name: Marcus Rogier
Title: Treasurer

Address:Worthington Steel Rome, LLC
200 W. Old Wilson Bridge Rd.

Worthington, OH 43085

Attention: Marcus Rogier
Telephone: (614) 840-4663
Email:  Marcus.Rogier@worthingtonindustries.com

747538185 22708133	S-3	Purchase and Sale Agreement

Schedule I

LIST OF ORIGINATORS

The Worthington Steel Company, an Ohio corporation

The Worthington Steel Company, LLC, an Ohio limited liability company

Worthington Steel Rome, LLC, an Ohio limited liability company

747538185 22708133	Schedule I-1	Purchase and Sale Agreement

Schedule 5.6

PROCEEDINGS

NONE.

747538185 22708133	Schedule 5.6-1	Purchase and Sale Agreement

Schedule 5.15

TRADE NAMES

Legal Name	Trade Names

The Worthington Steel Company, LLC	Worthington Steel – Cleveland Worthington Steel Company
Worthington Steel Rome, LLC	Worthington Steel – Middletown Worthington Steel Company Worthington Supply Chain Solutions Rome Strip Steel Company Rome Strip Steel

The Worthington Steel Company

Worthington Steel – Baltimore

Worthington Steel – Bowling Green

Shiloh Industries – Bowling Green
Worthington Steel – Columbus
Worthington Steel – Delta
Worthington Steel – Monroe
Worthington Steel – Porter
Worthington Steel Company

The Worthington Steel Company, an Ohio corporation, was originally incorporated on February 10, 1998 as The Worthington Steel Company of Ohio, Inc.  On May 22, 1998, as part of a corporate reorganization, its name was changed to the current name, The Worthington Steel Company.

747538185 22708133	Schedule 5.15-1	Purchase and Sale Agreement

Schedule 6.3(f)

location of EACH ORIGINATOR

Originator	Location

The Worthington Steel Company	Ohio
The Worthington Steel Company, LLC	Ohio
Worthington Steel Rome, LLC	Ohio

747538185 22708133	Schedule 6.3(f)-1	Purchase and Sale Agreement

LOCATION OF CHIEF EXECUTIVE OFFICE AND PRINCIPAL PLACE OF BUSINESS OF EACH ORIGINATOR

Originator	Location
The Worthington Steel Company	200 W. Old Wilson Bridge Road Columbus, Ohio 43085
The Worthington Steel Company, LLC	200 W. Old Wilson Bridge Road Columbus, Ohio 43085
Worthington Steel Rome, LLC	200 W. Old Wilson Bridge Road Columbus, Ohio 43085

LOCATION OF BOOKS AND RECORDS OF ORIGINATORS

747538185 22708133	Schedule 6.3(f)-2	Purchase and Sale Agreement

Originator	Location

The Worthington Steel Company	200 Old Wilson Bridge Road Columbus, Ohio 43085
1127 Dearborn Drive Columbus, Ohio 43085
6303 County Road 10 Delta, Ohio 43515
100 Worthington Drive Porter, Indiana 46304
350 Lawton Avenue Monroe, Ohio 45050 310 Jody Richards Drive Bowling Green, Kentucky 42101

The Worthington Steel Company, LLC	200 Old Wilson Bridge Road Columbus, Ohio 43085 4310 East 49th Street Cuyahoga Heights, Ohio 44125

Worthington Steel Rome, LLC	200 Old Wilson Bridge Road Columbus, Ohio 43085 1501 Made Industrial Drive Middletown, Ohio 45044 530 Henry Street Rome, New York 13440

747538185 22708133	Schedule 6.3(f)-3	Purchase and Sale Agreement

747538185 22708133	Schedule 6.3(f)-4	Purchase and Sale Agreement

Exhibit A

FORM OF PURCHASE REPORT

Originator:
Purchaser:	Worthington Receivables Company, LLC
Payment Date:

1.	Outstanding Balance of Receivables Purchased:
2.	Fair Market Value Discount:
1/{1 + [(Prime Rate + 0.25%) x Days’ Sales Outstanding]} 365
Where:
Prime Rate =
Days’ Sales Outstanding =
3.	Purchase Price (1 x 2) = $

747538185 22708133	A-1	Purchase and Sale Agreement

Exhibit B

FORM OF COMPANY NOTE

            , 20__

FOR VALUE RECEIVED, the undersigned, Worthington Receivables Company, LLC, a Delaware limited liability company (“Company”), promises to pay to [NAME OF THE ORIGINATOR],  a                  [corporation] [limited liability company] [limited partnership] (the “Originator”), on the terms and subject to the conditions set forth herein and in the Purchase and Sale Agreement referred to below, the aggregate unpaid Purchase Price of all Receivables purchased by the Company from the Originator pursuant to such Purchase and Sale Agreement, as such unpaid Purchase Price is shown in the records of the Servicer.

1. Purchase and Sale Agreement.  This Company Note is one of the Company Notes described in, and is subject to the terms and conditions set forth in, that certain Purchase and Sale Agreement of even date herewith (as the same may be amended, supplemented, amended and restated or otherwise modified in accordance with its terms, the “Purchase and Sale Agreement”), between the Company and the various entities  listed on Schedule I thereto, including the Originator.  Reference is hereby made to the Purchase and Sale Agreement for a statement of certain other rights and obligations of the Company and the Originator.

2. Definitions.  Capitalized terms used (but not defined) herein have the meanings assigned thereto in Section 1.01 to the Receivables Financing Agreement (as defined in the Purchase and Sale Agreement).  In addition, as used herein, the following terms have the following meanings:

“Bankruptcy Proceedings” has the meaning set forth in clause (b) of paragraph 9 hereof.

Final Maturity Date” means the Payment Date immediately following the date that falls one hundred twenty one (121) days after the Purchase and Sale Termination Date.

“Interest Period” means the period from and including a Settlement Date (or, in the case of the first Interest Period, the date hereof) to but excluding the next Settlement Date.

“Prime Rate” has the meaning assigned thereto in the Purchase and Sale Agreement.

“Receivables Financing Agreement” means the Receivables Financing Agreement, dated as  of May 19, 2022, entered into among Worthington Receivables Company, LLC, Worthington Industries, Inc., the Persons from time to time a party thereto as Lenders, PNC Capital Markets LLC, as Structuring Agent and PNC Bank, National Association.

“Senior Interests” means, collectively, (i) all accrued and unpaid Interest, (ii) all fees payable by the Company to the Senior Interest Holders pursuant to the Receivables Financing Agreement, (iii) all amounts payable pursuant to Section 5.01 and 5.02 of the Receivables Financing Agreement, (iv) the Aggregate Principal, (v) all Borrower Obligations and (vi) all

747538185 22708133	B-1	Purchase and Sale Agreement

other obligations owed by the Company to the Senior Interest Holders under the Receivables Financing Agreement and other Transaction Documents that are due and payable, together with any and all interest and fees accruing on any such amount after the commencement of any Bankruptcy Proceedings, notwithstanding any provision or rule of law that might restrict the rights of any Senior Interest Holder, as against the Company or anyone else, to collect such interest.

“Senior Interest Holders” means, collectively, the Lenders, the Administrator and the Secured Parties.

“Subordination Provisions” means, collectively, clauses (a) through (l) of paragraph 9 hereof.

“Telerate Screen Rate” means, for any Interest Period, the rate for thirty day commercial paper denominated in dollars which appears on Page 1250 of the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying dollar commercial paper rates) at approximately 9:00 a.m., New York City time, on the first day of such Interest Period.

3. Interest.  Subject to the Subordination Provisions set forth below, the Company promises to pay interest on this Company Note as follows:

(a) Prior to the Final Maturity Date, the aggregate unpaid Purchase Price from time to time outstanding during any Interest Period shall bear interest at a rate per annum equal to the Telerate Screen Rate for such Interest Period as determined by the Servicer; and

(b) From (and including) the Final Maturity Date to (but excluding) the date on which the entire aggregate unpaid Purchase Price payable to the Originator is fully paid, such aggregate unpaid Purchase Price from time to time outstanding shall bear interest at a rate per annum equal to the Prime Rate.

4. Interest Payment Dates.  Subject to the Subordination Provisions set forth below, the Company shall pay accrued interest on this Company Note on each Settlement Date, and shall pay accrued interest on the amount of each principal payment made in cash on a date other than a Settlement Date at the time of such principal payment.

5. Basis of Computation.  Interest accrued hereunder that is computed by reference to the Telerate Screen Rate shall be computed for the actual number of days elapsed on the basis of a 360-day year, and interest accrued hereunder that is computed by reference to the rate described in paragraph 3(b) of this Company Note shall be computed for the actual number of days elapsed on the basis of a 365- or 366-day year.

6. Principal Payment Dates.  Subject to the Subordination Provisions set forth below, payments of the principal amount of this Company Note shall be made as follows:

(a) The principal amount of this Company Note shall be reduced by an amount equal to each payment deemed made pursuant to Section 3.3 of the Purchase and Sale Agreement; and

747538185 22708133	B-2	Purchase and Sale Agreement

(b) The entire remaining unpaid Purchase Price of all Receivables purchased by the Company from the Originator pursuant to the Purchase and Sale Agreement shall be due and payable on the Final Maturity Date.

Subject to the Subordination Provisions set forth below, the principal amount of and accrued interest on this Company Note may be prepaid on any Business Day without premium or penalty.

7. Payment Mechanics.  All payments of principal and interest hereunder are to be made in lawful money of the United States of America.

8. Enforcement Expenses.  In addition to and not in limitation of the foregoing, but subject to the Subordination Provisions set forth below and to any limitation imposed by applicable law, the Company agrees to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the Originator in seeking to collect any amounts payable hereunder which are not paid when due.

9. Subordination Provisions.  The Company covenants and agrees, and the Originator and any other holder of this Company Note (collectively, the Originator and any such other holder are called the “Holder”), by its acceptance of this Company Note, likewise covenants and agrees on behalf of itself and any holder of this Company Note, that the payment of the principal amount of and interest on this Company Note is hereby expressly subordinated in right of payment to the payment and performance of the Senior Interests to the extent and in the manner set forth in the following clauses of this paragraph 9:

(a) No payment or other distribution of the Company’s assets of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this Company Note except to the extent such payment or other distribution is (i) permitted under Section 8.01(n) of the Receivables Financing Agreement or (ii) made pursuant to clause (a) or (b) of paragraph 6 of this Company Note;

(b) In the event of any dissolution, winding up, liquidation, readjustment, reorganization or other similar event relating to the Company, whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of the Company or any sale of all or substantially all of the assets of the Company other than as permitted by the Purchase and Sale Agreement (such proceedings being herein collectively called “Bankruptcy Proceedings”), the Senior Interests shall first be paid and performed in full and in cash before the Originator shall be entitled to receive and to retain any payment or distribution in respect of this Company Note.  In order to implement the foregoing during any Bankruptcy Proceeding: (i) all payments and distributions of any kind or character in respect of this Company Note to which Holder would be entitled except for this clause (b) shall be made directly to the Administrator (for the benefit of the Senior Interest Holders); (ii) Holder shall promptly file a claim or claims, in the form required in any Bankruptcy Proceedings, for the full outstanding amount of this Company Note, and shall use commercially reasonable efforts to cause said claim or claims to be approved and all payments and other distributions in respect thereof to be made directly to the Administrator (for the benefit of the Senior Interest Holders) until the Senior Interests shall have been paid and performed in full and in cash; and (iii) Holder

747538185 22708133	B-3	Purchase and Sale Agreement

hereby irrevocably agrees that the Lenders (or the Administrator acting on the Lenders’ behalf), in the name of Holder or otherwise, may demand, sue for, collect, receive and receipt for any and all such payments or distributions, and file, prove and vote or consent in any such Bankruptcy Proceedings with respect to any and all claims of Holder relating to this Company Note, in each case until the Senior Interests shall have been paid and performed in full and in cash;

(c) In the event that Holder receives any payment or other distribution of any kind or character from the Company or from any other source whatsoever, in respect of this Company Note, other than as expressly permitted by the terms of this Company Note, such payment or other distribution shall be received in trust for the Senior Interest Holders and shall be turned over by Holder to the Administrator (for the benefit of the Senior Interest Holders) forthwith.  Holder will mark its books and records so as clearly to indicate that this Company Note is subordinated in accordance with the terms hereof.  All payments and distributions received by the Administrator in respect of this Company Note, to the extent received in or converted into cash, may be applied by the Administrator (for the benefit of the Senior Interest Holders) first to the payment of any and all expenses (including reasonable attorneys’ fees and legal expenses) paid or incurred by the Senior Interest Holders in enforcing these Subordination Provisions, or in endeavoring to collect or realize upon this Company Note, and any balance thereof shall, solely as between the Originator and the Senior Interest Holders, be applied by the Administrator (in the order of application set forth in Section 4.01(a) of the Receivables Financing Agreement) toward the payment of the Senior Interests; but as between the Company and its creditors, no such payments or distributions of any kind or character shall be deemed to be payments or distributions in respect of the Senior Interests;

(d) Notwithstanding any payments or distributions received by the Senior Interest Holders in respect of this Company Note, while any Bankruptcy Proceedings are pending Holder shall not be subrogated to the then existing rights of the Senior Interest Holders in respect of the Senior Interests until the Senior Interests have been paid and performed in full and in cash.  If no Bankruptcy Proceedings are pending, Holder shall only be entitled to exercise any subrogation rights that it may acquire (by reason of a payment or distribution to the Senior Interest Holders in respect of this Company Note) to the extent that any payment arising out of the exercise of such rights would be permitted under Section 8.01(n) of the Receivables Financing Agreement;

(e) These Subordination Provisions are intended solely for the purpose of defining the relative rights of Holder, on the one hand, and the Senior Interest Holders on the other hand.  Nothing contained in these Subordination Provisions or elsewhere in this Company Note is intended to or shall impair, as between the Company, its creditors (other than the Senior Interest Holders) and Holder, the Company’s obligation, which is unconditional and absolute, to pay Holder the principal of and interest on this Company Note as and when the same shall become due and payable in accordance with the terms hereof or to affect the relative rights of Holder and creditors of the Company (other than the Senior Interest Holders);

(f) Holder shall not, until the Senior Interests have been paid and performed in full and in cash, (i) cancel, waive, forgive, transfer or assign, or commence legal proceedings to enforce or collect, or subordinate to any obligation of the Company, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, other than the Senior Interests, this Company Note or any rights in respect

747538185 22708133	B-4	Purchase and Sale Agreement

hereof or (ii) convert this Company Note into an equity interest in the Company, unless Holder shall have received the prior written consent of the Administrator and the Lenders in each case;

(g) Holder shall not, without the advance written consent of the Administrator and the Lenders, commence, or join with any other Person in commencing, any Bankruptcy Proceedings with respect to the Company until at least one year and one day shall have passed since the Senior Interests shall have been paid and performed in full and in cash;

(h) If, at any time, any payment (in whole or in part) of any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder (whether in connection with Bankruptcy Proceedings or otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made;

(i) Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice to Holder, and without waiving any of its rights under these Subordination Provisions, take any or all of the following actions:  (i) retain or obtain an interest in any property to secure any of the Senior Interests; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests; (iv) amend, supplement, amend and restate, or otherwise modify any Transaction Document; and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property;

(j) Holder hereby waives:  (i) notice of acceptance of these Subordination Provisions by any of the Senior Interest Holders; (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (iii) all diligence in enforcement, collection or protection of, or realization upon, the Senior Interests, or any thereof, or any security therefor;

(k) Each of the Senior Interest Holders may, from time to time, on the terms and subject to the conditions set forth in the Transaction Documents to which such Persons are party, but without notice to Holder, assign or transfer any or all of the Senior Interests, or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Senior Interests shall be and remain Senior Interests for the purposes of these Subordination Provisions, and every immediate and successive assignee or transferee of any of the Senior Interests or of any interest of such assignee or transferee in the Senior Interests shall be entitled to the benefits of these Subordination Provisions to the same extent as if such assignee or transferee were the assignor or transferor; and

(l) These Subordination Provisions constitute a continuing offer from the holder of this Company Note to all Persons who become the holders of, or who continue to hold, Senior Interests; and these Subordination Provisions are made for the benefit of the Senior Interest

747538185 22708133	B-5	Purchase and Sale Agreement

Holders, and the Administrator may proceed to enforce such provisions on behalf of each of such Persons.

10. General.  No failure or delay on the part of the Originator in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No amendment, restatement, modification or waiver of, or consent with respect to, any provision of this Company Note shall in any event be effective unless (i) the same shall be in writing and signed and delivered by the Company and Holder and acknowledged and agreed by the Administrator and (ii) all consents required for such actions under the Transaction Documents shall have been received by the appropriate Persons.

11. Maximum Interest.  Notwithstanding anything in this Company Note to the contrary, the Company shall never be required to pay unearned interest on any amount outstanding hereunder and shall never be required to pay interest on the principal amount outstanding hereunder at a rate in excess of the maximum interest rate that may be contracted for, charged or received under applicable federal or state law (such maximum rate being herein called the “Highest Lawful Rate”).  If the effective rate of interest which would otherwise by payable under this Company Note would exceed the Highest Lawful Rate, or if the holder of this Company Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Company under this Company Note to a rate in excess of the Highest Lawful Rate, then (i) the amount of interest which would otherwise by payable by the Company under this Company Note shall be reduced to the amount allowed by applicable law, and (ii) any unearned interest paid by the Company or any interest paid by the Company in excess of the Highest Lawful Rate shall be refunded to the Company.  Without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Originator under this Company Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to the Originator (such Highest Lawful Rate being herein called the “Originator’s Maximum Permissible Rate”) shall be made, to the extent permitted by usury laws applicable to the Originator (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the actual period during which any amount has been outstanding hereunder all interest at any time contracted for, charged or received by the Originator in connection herewith.  If at any time and from time to time (i) the amount of interest payable to the Originator on any date shall be computed at the Originator’s Maximum Permissible Rate pursuant to the provisions of the foregoing sentence and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Originator would be less than the amount of interest payable to the Originator computed at the Originator’s Maximum Permissible Rate, then the amount of interest payable to the Originator in respect of such subsequent interest computation period shall continue to be computed at the Originator’s Maximum Permissible Rate until the total amount of interest payable to the Originator shall equal the total amount of interest which would have been payable to the Originator if the total amount of interest had been computed without giving effect to the provisions of the foregoing sentence.

12. No Negotiation. This Company Note is not negotiable.

747538185 22708133	B-6	Purchase and Sale Agreement

13.   GOVERNING LAW.  THIS COMPANY NOTE HAS BEEN DELIVERED IN THE STATE OF NEW YORK, AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

13. Captions.  Paragraph captions used in this Company Note are for convenience only and shall not affect the meaning or interpretation of any provision of this Company Note.

WORTHINGTON RECEIVABLES COMPANY, LLC

Name:
Title:

By:
Name:
Title:

747538185 22708133	B-7	Purchase and Sale Agreement

Exhibit C

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of                , 20      (this “Agreement”) is executed by                 , a corporation organized under the laws of                   (the “Additional Seller”), with its principal place of business located at                        .

BACKGROUND:

A.

Worthington Receivables Company, LLC (the “Buyer”) and each entity listed on Schedule I thereto (collectively, the “Sellers”), have entered into that certain Purchase and Sale Agreement, dated as of May 19, 2022 (as amended through the date hereof, and as it may be further amended from time to time, the “Purchase and Sale Agreement”).

B.	The Additional Seller desires to become a Seller pursuant to Section 1.7 of the Purchase and Sale Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Additional Seller hereby agrees as follows:

SECTION 1.

Definitions.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned thereto in the Purchase and Sale Agreement or in the Receivables Financing Agreement (as defined in the Purchase and Sale Agreement).

SECTION 2.

Transaction Documents.  The Additional Seller hereby agrees that it shall be bound by all of the terms, conditions and provisions of, and shall be deemed to be a party to (as if it were an original signatory to), the Purchase and Sale Agreement and each of the other relevant Specified Documents.  From and after the later of the date hereof and the date that the Additional Seller has complied with all of the requirements of Section 1.7 of the Purchase and Sale Agreement, the Additional Seller shall be a Seller for all purposes of the Purchase and Sale Agreement and all other Transaction Documents. The Additional Seller hereby acknowledges that it has received copies of the Purchase and Sale Agreement and the other Transaction Documents.

SECTION 3.

Representations and Warranties.  The Additional Seller hereby makes all of the representations and warranties set forth in Article V (to the extent applicable) of the Purchase and Sale Agreement as of the date hereof (unless such representations or warranties relate to an earlier date, in which as of such earlier date), as if such representations and warranties were fully set forth herein.  The Additional Seller hereby represents and warrants that the chief place of business and chief executive office of the Additional Seller, and the offices where the Additional Seller keeps all of its Records and Related Security is as follows:

747538185 22708133	C-1	Purchase and Sale Agreement

SECTION 4.

Miscellaneous.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York.  This Agreement is executed by the Additional Seller for the benefit of the Buyer, and its assigns, and each of the foregoing parties may rely hereon.  This Agreement shall be binding upon, and shall inure to the benefit of, the Additional Seller and its successors and permitted assigns.

[Signature Pages Follow]

747538185 22708133	C-2	Purchase and Sale Agreement

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its duly authorized officer as of the date and year first above written.

[NAME OF ADDITIONAL SELLER]

By:	Name: Title:

Consented to:

WORTHINGTON RECEIVABLES COMPANY, LLC

By:
     Name:
     Title:

Acknowledged by:

PNC BANK, NATIONAL ASSOCIATION,

as Administrator

By:
     Name:
     Title:

747538185 22708133	C-3	Purchase and Sale Agreement

Exhibit D

FORM OF ORIGINATOR ASSIGNMENT CERTIFICATE

ORIGINATOR ASSIGNMENT CERTIFICATE

Reference is made to the Purchase and Sale Agreement of even date herewith (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Purchase and Sale Agreement”) between the undersigned, the various entities listed on Schedule I, as Originators, and Worthington Receivables Company, LLC (the “Company”). Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Purchase and Sale Agreement or in Section 1.01 of the Receivables Financing Agreement (as defined in the Purchase and Sale Agreement), as applicable.

The undersigned hereby sells, assigns and transfers unto the Company and its successors and assigns all right, title and interest of the undersigned in and to:

(a) each Receivable of the undersigned that existed and was owing to the undersigned as of the Cut-off Date other than Receivables contributed pursuant to Section 1.6 of the Purchase and Sale Agreement;

(b) each Receivable generated by the undersigned from and including the Cut-off Date to and including the Purchase and Sale Termination Date;

(c) all rights to, but not the obligations under, all Related Security;

(d) all letter of credit rights, other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(e) all rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(f) all monies due or to become due with respect to any of the foregoing;

(g) all books and records of the undersigned related to any of the foregoing, and all Transaction Documents to which the undersigned is a party, together with all rights (but not obligations) of the undersigned; and

(h) all collections and other proceeds and products of any of the foregoing (as defined in the applicable UCC) that are or were received by the undersigned on or after the Cut-off Date, including, without limitation, all funds which either are received by the undersigned, the Company or the Servicer from or on behalf of the Obligors in payment

747538185 22708133	D-1	Purchase and Sale Agreement

of any amounts owed (including, without limitation, invoice price, finance charges, interest and all other charges) in respect of Receivables, or are applied to such amounts owed by the Obligors (including, without limitation, insurance payments that the undersigned or the Servicer applies in the ordinary course of its business to amounts owed in respect of any Receivable and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligors in respect of Receivables or any other parties directly or indirectly liable for payment of such Receivables).

This Originator Assignment Certificate is made without recourse but on the terms and subject to the conditions set forth in the Transaction Documents to which the undersigned is a party.  The undersigned acknowledges and agrees that the Company and its successors and assigns are accepting this Originator Assignment Certificate in reliance on the representations, warranties and covenants of the undersigned contained in the Transaction Documents to which the undersigned is a party.

THIS ORIGINATOR ASSIGNMENT CERTIFICATE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE PURCHASE AND SALE AGREEMENT AND THE INTERNAL LAWS OF THE STATE OF NEW YORK.

747538185 22708133	D-2	Purchase and Sale Agreement

IN WITNESS WHEREOF, the undersigned has caused this Originator Assignment Certificate to be duly executed and delivered by its duly authorized officer this      day of                 , 20__.

[ORIGINATOR]

By:
Name:
Title:

747538185 22708133	D-3	Purchase and Sale Agreement

Page

ARTICLE I
AGREEMENT TO PURCHASE AND SELL

SECTION 1.1	Agreement To Purchase and Sell1
SECTION 1.2	Timing of Purchases2
SECTION 1.3	Consideration for Purchases3
SECTION 1.4	Purchase and Sale Termination Date3
SECTION 1.5	Intention of the Parties3
SECTION 1.6	Contribution of Receivables3
SECTION 1.7	Additional Originators3

ARTICLE II
PURCHASE REPORT; CALCULATION OF PURCHASE PRICE

SECTION 2.1	Purchase Report4
SECTION 2.2	Calculation of Purchase Price5

ARTICLE III
PAYMENT OF PURCHASE PRICE

SECTION 3.1	Initial Purchase Price Payment5
SECTION 3.2	Subsequent Purchase Price Payments5
SECTION 3.3	Settlement as to Specific Receivables and Dilution6
SECTION 3.4	Reconveyance of Receivables7

ARTICLE IV
CONDITIONS OF PURCHASES

SECTION 4.1	Conditions Precedent to Initial Purchase7
SECTION 4.2	Certification as to Representations and Warranties9

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ORIGINATOR

SECTION 5.1	Organization and Good Standing9
SECTION 5.2	Due Qualification9
SECTION 5.3	Power and Authority; Due Authorization9
SECTION 5.4	Valid Sale; Binding Obligations9
SECTION 5.5	No Violation9
SECTION 5.6	Proceedings10
SECTION 5.7	Bulk Sales Acts10

747538185 22708133	-i-

(continued)

Page

SECTION 5.8	Government Approvals10
SECTION 5.9	Financial Condition10
SECTION 5.10	Licenses, Contingent Liabilities, and Labor Controversies10
SECTION 5.11	Margin Regulations11
SECTION 5.12	Quality of Title11
SECTION 5.13	Accuracy of Information11
SECTION 5.14	Sanctions and other Anti-Terrorism Laws11
SECTION 5.15	Trade Names11
SECTION 5.16	Taxes12
SECTION 5.17	Compliance with Applicable Laws12
SECTION 5.18	Reliance on Separate Legal Identity12
SECTION 5.19	Investment Company12
SECTION 5.20	Tax Status12
SECTION 5.21	Company Note13
SECTION 5.22	Fair Value13
SECTION 5.23	Anti-Corruption Laws.13

ARTICLE VI
COVENANTS OF THE ORIGINATORS

SECTION 6.1	Affirmative Covenants13
SECTION 6.2	Reporting Requirements15
SECTION 6.3	Negative Covenants15
SECTION 6.4	Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to Obligors17
SECTION 6.5	Accounting for Purchases17
SECTION 6.6	Transaction Documents18
SECTION 6.7	Substantive Consolidation18

ARTICLE VII
ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF RECEIVABLES

SECTION 7.1	Rights of the Company19
SECTION 7.2	Responsibilities of the Originators19
SECTION 7.3	Further Action Evidencing Purchases20

747538185 22708133	-ii-

(continued)

Page

SECTION 7.4	Application of Collections21

ARTICLE VIII
PURCHASE AND SALE TERMINATION EVENTS

SECTION 8.1	Purchase and Sale Termination Events21
SECTION 8.2	Remedies21

ARTICLE IX
INDEMNIFICATION

SECTION 9.1	Indemnities by the Originators22

ARTICLE X
MISCELLANEOUS

SECTION 10.1	Amendments, etc24
SECTION 10.2	Notices, etc24
SECTION 10.3	No Waiver; Cumulative Remedies24
SECTION 10.4	Binding Effect; Assignability24
SECTION 10.5	GOVERNING LAW25
SECTION 10.6	Costs, Expenses and Taxes25
SECTION 10.7	SUBMISSION TO JURISDICTION25
SECTION 10.8	WAIVER OF JURY TRIAL26
SECTION 10.9	Captions and Cross References; Incorporation by Reference26
SECTION 10.10	Execution in Counterparts26
SECTION 10.11	Acknowledgment and Agreement26
SECTION 10.12	No Proceeding26
SECTION 10.13	Limited Recourse26

SCHEDULES
Schedule I	List of Originators
Schedule 5.6	Proceedings
Schedule 5.15	Trade Names
Schedule 6.3(f)	Filing Office Locations and Records Locations
EXHIBITS
Exhibit A	Form of Purchase Report

747538185 22708133	-iii-

(continued)

Page

Exhibit B	Form of Company Note
Exhibit C	Form of Joinder Agreement
Exhibit D	Form of Originator Assignment Certificate

747538185 22708133	-iv-